Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-129268, 333-157276, 333-172596, 333-174983, 333-183617 and 333-198757) on Form S-8 of Flotek Industries, Inc. and subsidiaries of our report dated June 29, 2015, relating to our audits of the financial statements and supplemental schedule of the Flotek Industries, Inc. 401(k) Plan which appears in this Annual Report on Form 11-K of the Flotek Industries, Inc. 401(k) Plan for the year ended December 31, 2014.

/s/ Hein & Associates LLP
Houston, Texas
June 29, 2015